Exhibit 10.20
March 15, 2007
Randall Meals
AVM Capital, L.P.
c/o QTV Capital Limited
12930 Saratoga Avenue, Suite D-8
Saratoga, California 95070
Re: Director Nominating Process/Board Observer Rights
Dear Mr. Meals:
     You have notified Cavium Networks, Inc. (the “Company”) that on January 25, 2007, AVM Capital, L.P. (“AVM”), an entity affiliated with QTV Capital Limited (“QTV”), acquired from Alliance Semiconductor Corporation (“ASC”) all of ASC’s interest in the General Partner of Alliance Ventures III, L.P and Alliance Ventures IV, L.P. (collectively, “Alliance”), pursuant to a purchase agreement dated December 1, 2006 (the “Purchase Agreement”).
     The Company’s Seventh Amended and Restated Articles of Incorporation (the “Restated Certificate”) provides that the holders of shares of Series A Preferred Stock of the Company (the “Series A Preferred”) shall be entitled, voting separately as a single class, to elect one director (the “Series A Director”) to the Board of Directors of the Company (the “Board”). In addition, the Second Amended and Restated Voting Agreement, dated December 8, 2004, by and between the Company and the purchasers of the Company’s outstanding preferred stock and certain other stockholders, as amended to date (the “Voting Agreement”), requires each party to vote or consent at each stockholder meeting or with respect to each written stockholder consent to maintain the size of the Board and to elect the nominees of certain parties to the Board, including one nominee of Alliance. C.N. Reddy currently serves on the Board as the Series A Director and the nominee of Alliance.
     Upon the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public (the “Initial Public Offering”), the Restated Certificate will be amended, and the Voting Agreement will terminate, such that, except for the rights granted to Alliance in this letter agreement, none of our stockholders will have any special rights regarding the election or designation of members of the Board.
     In consideration of C.N. Reddy continuing to serve as the nominee of Alliance, Alliance will be entitled to the following rights:
Board Nominating Process
     The Company’s Corporate Governance and Nominating Committee (the “Nominating Committee”) will promptly commence a search to identify candidates to serve as a member of the Board. Such candidates shall be unaffiliated with the Company, its officers and current directors, have relevant industry knowledge and experience relating to the Company’s business and be qualified to become a member of the Board (an “Independent Director”), consistent with the criteria set by the Board or the Nominating Committee. Alliance will have the right, but not the obligation, to assist the Company and the Nominating Committee in identifying, evaluating and reviewing candidates for appointment as an Independent Director. The Company shall act in good faith to appoint an Independent Director as soon as practicable and in a manner consistent with the Nominating Committee’s processes and procedures. Alliance’s rights described above shall terminate and be of no further force or effect upon the earlier to occur of: (i) the appointment by the Board of an Independent Director; or (ii) the first annual meeting of stockholders of the Company following the consummation of the Initial Public Offering. Notwithstanding the foregoing, if the Initial Public Offering is not consummated by June 30, 2007, Alliance reserves its right under the Voting Agreement to designate the Series A Director at any time after June 30, 2007 and prior to the termination of the Voting Agreement. Upon such request by Alliance, the Company agrees to take all necessary action to promptly effect the appointment of Alliance’s designee as the Series A Director.
Observer Rights
     Alliance will be entitled (i) to receive advance written notice of each Board, Nominating Committee, Compensation Committee and Audit Committee meeting at the same time that notice of such meeting is provided to the directors; (ii) to have one representative (as designated by Alliance from time to time, who initially shall be Randall Meals) present at all Board, Nominating Committee, Compensation Committee and Audit Committee meetings, provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is required to preserve the attorney-client privilege; and (iii) at reasonable times, to discuss with, and make proposals, recommendations and suggestions to, the Company’s officers and directors relating to the Company’s business and affairs. The Company shall reimburse Alliance for all reasonable out-of-pocket expenses, including travel and lodging expenses, incurred by the representative in attending Board, Nominating Committee, Compensation Committee and Audit Committee meetings.
     Except as disclosure shall be required by law, Alliance agrees, and any representative of Alliance will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by them in connection with their rights under this agreement during the time the Alliance has observer rights and for a period of three (3) years after Alliance no longer has observer rights hereunder, including, but not limited to, information about trade secrets, designs, technology, analytical methods, formulations, specifications, compositions, compounds, ideas, know-how, products, services, computer programs, algorithms, processes, data, techniques, improvements, research and developments, inventions (whether patentable or not), works of authorship and business and product development plans, the salaries and terms of compensation or employees, business and contractual relationships, business forecasts, customer lists and other information concerning the Company’s actual or anticipated business provided to or learned by them in connection with their rights under this letter agreement. The rights granted and obligations imposed by this letter agreement are limited to the meetings of the Board, Nominating Committee, Compensation Committee and Audit Committee, and the related matters

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described above and shall not include information that (i) prior to or after the time of disclosure becomes part of the public knowledge, not as a result of any action or inaction by Alliance; (ii) was in Alliance’s possession free of any obligation of confidence at the time it was disclosed to the Alliance; or (iii) is pre-approved for release in writing by the Company. Alliance will promptly notify the Company in the event of any loss or unauthorized disclosure of any such confidential information. Alliance recognizes and agrees that nothing contained in this letter agreement will be construed as granting any property rights, by license or otherwise, to any such confidential information disclosed under this letter agreement, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such confidential information.
     Alliance’s observer rights described above shall terminate and be of no further force or effect upon the earliest to occur of: (i) the consummation of the Initial Public Offering; and (ii) the closing of a consolidation or merger of the Company with or into any other corporation or corporations, or sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed. The confidentiality provisions hereof shall survive any such termination. Alliance may not transfer any of its rights under this letter agreement.

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     In Witness Whereof, the parties have caused this Agreement to be executed as of the March 15, 2007.

Cavium Networks, Inc.
By:	/s/ Syed B. Ali
Syed B. Ali
President and Chief Executive Officer

Address:

Cavium Networks, Inc.
805 East Middlefield Road
Mountain View, CA 94043

AVM Capital, L.P.
By:	/s/ Randall Meals
Name:	/s/ Randall Meals
Title:	Managing Director

Address:

c/o QTV Capital Limited
12930 Saratoga Avenue, Suite D-8
Saratoga, California 95070

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